                                           Exhibit  99.1

            September 19, 2006            Steven F. Nicola
                                    CFO, Secretary & Treasurer
        412:442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES THE APPOINTMENT OF JOSEPH C. BARTOLACCI
AS CHIEF EXECUTIVE OFFICER

PITTSBURGH, PA, September 19, 2006 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced that Joseph C. Bartolacci has been appointed as the Company’s Chief Executive Officer effective October 1, 2006. David M. Kelly, Matthews’ current Chief Executive Officer, has announced his plans to retire from employment with the Company effective February 1, 2007. He will remain as the Company’s Chairman of the Board of Directors until his term expires in February 2008. The Company will continue to maintain its Office of the Chairman, which consists of Mr. Kelly, Mr. Bartolacci and Mr. David J. DeCarlo.

In discussing the transition, Mr. Kelly said: “The Board of Directors and I believe that Mr. Bartolacci is well qualified for his new role. He has a demonstrated track record of success with Matthews, has served directly in several of our key segments, and understands our businesses and strategies. We have complete confidence that he has the necessary background and leadership skills to continue Matthews’ tradition of growth.”

Mr. Kelly further stated, “I have been truly blessed to have been a part of this great organization. I am extremely thankful for the tremendous support that I have received from our shareholders, customers and, especially, our employees. I continue to believe our employees are our greatest asset and the success of Matthews is due to their hard work, dedication and loyalty. I look forward to continuing to serve the Company as Chairman of the Board and helping Mr. Bartolacci toward a successful transition.”

In discussing his appointment, Mr. Bartolacci said, “It is a privilege for me to accept this new responsibility. Mr. Kelly has set a high standard of excellence and I intend to work hard to continue this tradition. I have a great degree of confidence in Matthews and our employees and believe we can continue to achieve the Company’s long-term growth objectives. I congratulate Mr. Kelly on his outstanding leadership of Matthews and look forward to his continued support.”

Mr. Bartolacci joined Matthews in 1997 as General Counsel. In 1999, he became President of Caggiati, S.p.A., the Company’s wholly-owned subsidiary in Parma, Italy. In 2000, Mr. Bartolacci also assumed responsibility for Matthews’ European graphics operations. He returned to North America in December 2003 and became Executive Vice President of Matthews and President of the Company’s casket operations. In September 2005, Mr. Bartolacci was appointed President and Chief Operating Officer of Matthews and he was elected to the Company’s Board of Directors in November 2005.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.